Retention Bonus

Recovery Agreement

(Five Years)

August 6, 2019

I, Tim Brackney, hereby acknowledge receipt of a retention bonus from Resources Global Professionals (“RGP”) in connection with my promotion to President & Chief Operating Officer, as reflected in my job description, in the amount of $500,000 (the “Retention Bonus”).  The Retention Bonus will be paid to me on August 9, 2019.

If, for any reason, I cease to be employed by RGP prior to the first day of RGP’s Fiscal Year 2025 (i.e., May 26, 2024), I agree to repay the total amount of the Retention Bonus; provided, however, that the Retention Bonus will be forgiven over a period of 20 Fiscal Quarters beginning on the first day of Fiscal Year 2020—i.e., .05% of the Retention Bonus will be forgiven at the end of every full Fiscal Quarter I remain employed by RGP.  Additionally, if at any point my employment is terminated by RGP without Cause, or if I terminate my employment for Good Reason (as these terms are defined in my Employment Agreement with RGP dated April 3, 2019), I will not be required to repay RGP any of the Retention Bonus.

Any repayment amount must be paid by me to RGP within 30 days of my last day of employment at RGP.  In the event this amount is not paid when due, I agree to pay all attorneys’ fees and reasonable costs of collection.

/s/ Tim Brackney
Signature

August 6, 2019
Dated:

17101 Armstrong Avenue    Irvine    California    92614    USA

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